SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 9, 2005	Commission File Number 000-26076

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road Cockeysville, MD 21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 9, 2005, the Compensation and Stock Option Committee of the Board of Directors (the “Committee”) of Sinclair Broadcast Group, Inc. (the “Company”) approved 2005 base salaries and cash bonuses for the year ended December 31, 2004.

In determining compensation, the Committee considered the Company’s operating performance, cash flow, pursuit of growth opportunities and achievement of business and operating objectives, all in light of economic conditions.  In addition, the Committee considered management’s recommendations for individual compensation awards.

The Committee established each individual executive’s base salary after considering a variety of factors, including the individual’s knowledge, experience, accomplishments, level of responsibility, and typical compensation levels for individuals with similar credentials.  Each named executive officer’s 2005 base salary is set forth on Exhibit 99.1, which is attached to and incorporated by reference into this report.

Cash bonuses for 2004 performance were based on the Committee’s knowledge of the Company, communications with executives throughout the year, and review of each executive officer’s individual performance.  No relative ranking of these various factors was applied.

Based on a review of the above factors, the Committee approved the payment of cash bonuses to the named executive officers of the Company for the year ended December 31, 2004 in the amounts set forth on Exhibit 99.1, which is attached to and incorporated by reference into this report.

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the year ended December 31, 2004 in the proxy statement for its 2005 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2005.

Mr. Marks will have a 2005 bonus opportunity of up to $405,500, which will depend upon the achievement of specific Company revenue and broadcast cash flow targets.  The Company does not expect to award bonuses to the other named executive officers for 2005 performance.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1                           2005 Base Salaries and Cash Bonuses for the Year Ended December 31, 2004 for the Named Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Chief Accounting Officer

Dated: March 15, 2005